Schedule A

FIRST INVESTORS EQUITY FUNDS

Fund	Annual Rate of Compensation Paid to Underwriter Based on each Series’ Average Daily Net Assets Attributable to its Class A Shares
Covered Call Strategy Fund	0.25%
Equity Income Fund	0.30%
Global Fund	0.30%
Growth & Income Fund	0.30%
Hedged US Equity Opportunities Fund	0.25%
International Fund	0.30%
Long Short Fund	0.25%
Opportunity	0.30%
Premium Income Fund	0.25%
Real Estate Fund	0.30%
Select Growth Fund	0.30%
Special Situations Fund	0.30%
Total Return Fund	0.30%

Schedule updated: April 2, 2018